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                                                                    EXHIBIT 99.1


THE HOUSTON EXPLORATION COMPANY           (THE HOUSTON EXPLORATION COMPANY LOGO)
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PRESS RELEASE

               HOUSTON EXPLORATION ADOPTS SHAREHOLDER RIGHTS PLAN

HOUSTON, TEXAS, AUGUST 12, 2004 - The Houston Exploration Company (NYSE: THX) announced today that its Board of Directors has adopted a Shareholder Rights Plan. On August 12, 2004, based on the recommendation of the Nominating and Governance Committee of the company's Board, the directors declared a dividend distribution of one Preferred Share Purchase Right (a "Right") on each outstanding share of its common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the company at an initial exercise price of $275.00.

         In general, the Rights become exercisable if a person or group (other than KeySpan Corporation) becomes the beneficial owner of 10 percent or more of the outstanding common stock of the company or announces a tender offer for 10 percent or more of the outstanding common stock. The Rights will also be exercisable if KeySpan Corporation, together with any affiliates or associates, becomes the beneficial owner of, or tenders for, more than 24 percent of the company's outstanding common shares. The Board of Directors generally will be entitled to redeem the Rights at one cent per Right at any time before either of these events occurs.

         The Rights are not being distributed in response to any specific effort to acquire the company. The Rights are designed to assure that all stockholders of the company receive fair and equal treatment in the event of any proposed takeover of the company and to guard against two-tier or partial-tender offers, open market accumulations and other tactics designed to gain control of the company without paying all stockholders a fair price.


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         "We have elected to adopt a Shareholder Rights Plan at this time in light of recent acquisition activity in our sector, continuing volatility in commodity prices, and the prospect of KeySpan divesting their remaining interest in our company," commented William G. Hargett, chairman, chief executive officer and president of the company. "Given the cyclical nature of our sector these plans are very common and have been adopted by virtually all of our peers, allowing the Board of Directors to ensure equal and fair treatment of all stockholders in an acquisition context."

         In the event that the Rights become exercisable and a person becomes an "Acquiring Person" under the Rights Agreement, each Right will entitle its holder to purchase, at the Right's exercise price, a number of shares of common stock having a market value at that time of twice the Right's exercise price. Rights held by the "Acquiring Person" will become void and will not be exercisable to purchase shares at the reduced purchase price.

         The dividend distribution will be payable on August 23, 2004, to stockholders of record as of the close of business on that date. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders.

         Details of the new Rights Plan will be outlined in a filing with the SEC.

         The Houston Exploration Company (NYSE: THX) is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company's operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company's website at http://www.houstonexploration.com.

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Contact:          The Houston Exploration Company
                  Melissa Reynolds
                  713-830-6887
                  mreynolds@houstonexp.com

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company's current

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expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company's current expectations include price volatility, the risk of future writedowns, the inability to meet substantial capital requirements, the constraints imposed by current indebtedness, reserve replacement risks, drilling risks and results, the risks associated with the recent acquisitions, the successful negotiation and consummation of acquisitions, the integration of acquired assets and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K for the year ended December 31, 2003. The company assumes no responsibility to update any of the information referenced in this news release.